EXCLUSIVE LICENSE AGREEMENT

BETWEEN

San Diego Regenerative Medicine Institute

&

Xcelthera, INC.

THIS LICENSE AGREEMENT (the Agreement), effective as of the date set forth above the signatures of the parties below (the EFFECTIVE DATE), is between San Diego Regenerative Medicine Institute (SDRMI), a non-profit biomedical research institute organized and existing under the laws of the State of California, and Xcelthera, Inc., a California corporation (hereinafter the Company).

RECITALS

WHEREAS, as an non-profit biomedical research institute, SDRMI is interested in licensing PATENT RIGHTS (hereinafter defined) in a manner that will benefit the public by facilitating the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such products or processes; and

WHEREAS, valuable invention(s) entitled - Technologies, Methods, & Products of Small Molecule-Directed Tissue & Organ Regeneration from Human Pluripotent Stem Cells & Defined Media for Human Pluripotent Stem Cells - were developed during the course of research conducted by Dr. Xuejun H Parsons (all hereinafter, Inventor); and

WHEREAS, SDRMI has acquired through assignment all rights, title and interest, in said valuable inventions, and is willing to grant a license thereunder;

WHEREAS, Company desires to obtain certain rights in such inventions as herein provided, and to commercialize, research, develop, manufacture, use, sell, offer for sale and import products and processes based upon or embodying said valuable inventions throughout the world;

WHEREAS, COMPANY has represented to SDRMI, to induce SDRMI to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, SDRMI and COMPANY hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. AFFILIATE(S) shall mean any legal entity (such as a corporation, partnership, joint venture, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term Control means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2. CONFIDENTIAL INFORMATION shall mean any confidential or proprietary information furnished by one party (the Disclosing Party) to the other party (the Receiving Party) in connection with this Agreement, provided that such information is specifically designated as confidential. Such CONFIDENTIAL INFORMATION shall include, without limitation, any diligence reports, royalty reports and copies of sublicenses furnished to SDRMI.

1.3. EXCLUSIVE LICENSE shall mean a grant by SDRMI to Company of its entire right and interest in the PATENT RIGHTS on an exclusive basis (even as to SDRMI), subject to rights retained by the United States Government, if any, in accordance with the Bayh-Dole Act of 1980 (established by P.L. 96-517 and amended by P.L. 98-620, codified at Title 35 Sections 200 of the United States Code (U.S.C.) and implemented according to 37 CFR Part 401), and subject to the retained right of SDRMI to make, have made, provide and use for its and SDRMI non-commercial, nonprofit academic research purposes LICENSED PRODUCT(S), including the ability to distribute any biological material disclosed and/or claimed in PATENT RIGHTS for non-commercial, nonprofit academic research use to non-commercial entities as is customary in the scientific community.

1.4. LICENSED FIELD shall mean all fields.

1.5. LICENSED PRODUCT(S) or Process(es) as used herein in either singular or plural shall mean any process or method, material, compositions, drug, or other product, the manufacture, use or sale of which would constitute, but for the license granted to Company pursuant to this Agreement, an infringement of a claim or any one of the pending claim(s) of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.6. PATENT RIGHTS shall mean:

(a) the United States and international provisional patent applications, patent applications, and/or patents listed on Appendix A (or resulting from invention disclosures listed there) and the resulting patents;

(b) any patent applications resulting from the provisional applications or invention disclosures listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A or resulting from the provisional applications or invention disclosures listed on Appendix A, and the resulting patents;

(c) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a) and (b) above; and

(d) the United States and international (non-United States) patent applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications, only to the extent the claims of such international patent applications are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), and (c) above and claim a priority date of a patent application listed on in Appendix A (or resulting from invention disclosures listed there), and the resulting patents.

1.7. SUBLICENSEE(S) shall mean any person or entity other than an AFFILIATE to which Company has granted a sublicense under this Agreement.

1.8. DISEASE FIELD shall mean a field specific to a class of diseases. Examples include, but are not limited to: (i) cancer; (ii) cardiovascular disease (myocardial infarction, cardiomyopathy, ischemic heart disease, congestive heart failure, Coronary artery disease, etc.); (iii) immune/inflammatory disorders (rheumatoid arthritis, multiple sclerosis, inflammatory bowel disease, etc.); (iv) respiratory diseases (asthma, emphysema, central obstructive pulmonary disease, etc.); (v) central nervous system disorders (Parkinsons disease, Amyotrophic lateral sclerosis (ALS), Spinal muscular atrophy, Alzheimer disease, motor neuron disease, neurodegenerative diseases, stroke, brain and spinal cord injuries, etc.); and (vi) metabolic diseases (obesity, diabetes, etc.).

1.9. TERM shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.10. TERRITORY shall mean world-wide.

1.11. First Commercial Sale shall mean, with respect to each country: (i) the first sale of any Licensed Product or Licensed Process by Licensee or any Sublicensee, following approval of such Licensed Product or Licensed Process marketing by the appropriate governmental agency, if any such approval is necessary, for the country in which the sale is to be made; or (ii) when governmental approval is not required, the first sale in that country of the Licensed Product or Licensed Process.

1.12. EXCLUSIVE PERIOD shall mean the period of time set forth in Section 2.3.

ARTICLE 2

LICENSE GRANT

2.1. Grant. Subject to the terms and conditions of this Agreement, SDRMI hereby grants to Company an EXCLUSIVE LICENSE, with the right to sublicense, to make, have made, use, have used, import or export, have imported or exported, offer for sale, have offered for sale, have sold and sell the LICENSED PRODUCT(S), and to practice any LICENSED METHOD or PROCESS in the United States and worldwide under the PATENT RIGHTS within the FIELD in the LICENSED TERRITORY (the LICENSE). This Grant shall apply to the Company and any AFFILIATES, except that any AFFILIATES shall not have the right to sublicense others as set forth in Section 2.2 below. If any AFFILIATE exercises rights under this Agreement, such AFFILIATE shall be bound by all applicable terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments, which shall apply to the exercise of the rights, to the same extent as would apply had this Agreement been directly between SDRMI and the AFFILIATE. In addition, Company shall remain fully liable to SDRMI for all acts and obligations of its AFFILIATES such that acts of the AFFILIATES shall be considered acts of the Company.

2.2. Sublicense. COMPANY shall have the right to grant sublicenses of its rights only during the EXCLUSIVE PERIOD. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. Such terms shall include, without limitation, insurance and indemnification provisions. COMPANY shall promptly furnish SDRMI with a fully signed photocopy of any sublicense agreement, provided that Company may redact from such copy any confidential terms that are not necessary to determine compliance with this Agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from SDRMI. SDRMI agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.3. Exclusivity. In order to establish an exclusive period for COMPANY and its AFFILIATES, SDRMI agrees that it shall not grant any other license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, import, or export the LICENSED PRODUCTS or to develop or perform the LICENSED PROCESSES in the DISEASE FIELDS in the TERRITORY, unless earlier terminated per the terms of this Agreement.

2.4. Retained Rights.

(a) SDRMI retains the right to practice under the PATENT RIGHTS for research, educational, and any other non-profit purposes.

(b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in Title 35 Sections 200-211 of the United States Code (U.S.C.), and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. In the event that this Agreement is subject to Title 35 Sections 200-204 of the U.S.C., these provisions (i) provide the United States Government with nonexclusive rights in the Licensed Patent; and (ii) impose the obligation that Licensed Product sold or produced in the United States be manufactured substantially in the United States. If such provisions are applicable to this Agreement, COMPANY will ensure all obligations of these provisions are met.

2.5. Company diligence obligations. Licensee, upon execution of this Agreement, shall use commercially reasonable efforts in good faith to bring one or more Licensed Products to market as soon as practicable, consistent with sound and legal business practices and judgment, through a vigorous and diligent program for exploitation of the Patent Rights. Licensee shall use commercially reasonable efforts to obtain all necessary government approvals for the manufacture, use, sale and distribution of one or more Licensed Products. Thereafter, Licensee agrees that until expiration or termination of this Agreement, Licensee shall continue active and diligent efforts, consistent with sound and legal business practices and judgment, to keep Licensed Product(s) reasonably available to the public, in quantities sufficient to meet market demand, in the Territory. In the event Licensee decides not to exploit a licensed Patent Right, or Field of Use or sub-field of use, in the Territory or in a given portion of the Territory (e.g. a country or countries), it shall promptly inform SDRMI in writing and shall surrender to SDRMI its license to that Patent Right or Field of Use or sub-field of use in that Territory or in that given portion of the Territory.

ARTICLE 3

ROYALTIES, MILESTONES, EQUITY, AND PAYMENTS

For the rights, privileges and exclusive license granted hereunder, Licensee shall pay to SDRMI the following amounts in the manner hereinafter provided. Unless expressly stated otherwise in this Agreement, periodic payment obligations listed below shall endure through the Term of this Agreement, unless this Agreement shall be sooner terminated as hereinafter provided:

(a)    Initial Payment. COMPANY shall issue a total of 500,000 shares of Common Stock of COMPANY, $0.0001 par value per share (Common Stock), and 200,000 shares of series A Preferred Convertible Stock of COMPANY, $0.001 par value per share (Preferred Stock) to SDRMI as initial license fees and royalties. Such issuance shall be recorded on the Stock Transfer Ledger of COMPANY on the EFFECTIVE DATE and the Shares shall be delivered to SDRMI within thirty (30) days after the EFFECTIVE DATE. COMPANY represents to SDRMI that, as of the EFFECTIVE DATE, the aggregate number of Shares equals 2,500,000 shares or 6% of the COMPANY issued and outstanding Common Stock calculated on a Fully Diluted Basis. For purposes of this Section 3(a), Fully Diluted Basis shall mean that the total number of issued and outstanding shares of COMPANY Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.

(b)   Milestone Payments. COMPANY shall pay to SDRMI the milestone payments upon first achievement of the following milestones whether by COMPANY or its AFFILIATES or SUBLICENSEES:

(i) First regulatory approval for clinical development or an investigational new drug (IND) of first Licensed Product. COMPANY shall issue a total of 300,000 shares of Common Stock of COMPANY, $0.0001 par value per share (Common Stock), and 100,000 shares of series A Preferred Convertible Stock of COMPANY, $0.001 par value per share (Preferred Stock) with a term of 10 years to SDRMI as a one time milestone payment. Such issuance shall be recorded on the Stock Transfer Ledger of COMPANY on the EFFECTIVE DATE and the Shares shall be delivered to SDRMI within thirty (30) days of the occurrence of the Milestone. COMPANY represents to SDRMI that, as of the EFFECTIVE DATE, the aggregate number of Shares equals 1,300,000 shares or 3% of the COMPANY issued and outstanding Common Stock calculated on a Fully Diluted Basis. For purposes of this Section 3(b)(i). Milestone payment in this Section 3(b)(i) shall be paid for the first LICENSED PRODUCT to achieve such milestone and shall be payable only once.

(ii)   First commercial sale or first market approval for clinical uses of a Licensed Product for each disease indication. COMPANY shall pay 1,000,000 shares of Common Stock of COMPANY or 1% of the COMPANY then issued and outstanding Common Stock calculated on a Fully Diluted Basis, whichever is larger, within thirty (30) days of the occurrence of each Milestone. For clarity, a Licensed Product under this Article 3 shall be a different Licensed Product from a predecessor only if such latter Licensed Product requires a new IND for regulatory development and commercialization; for example and without limitation, label expansions for a Licensed Product will not constitute a new Licensed Product for purposes of this Article 3. In addition, if a Licensed Product for which Licensee has previously made Milestone payments hereunder does not reach the market, all such Milestone payments paid to SDRMI shall be creditable against all future Milestone payments owed.

ARTICLE 4

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

4.1. Prosecution & Maintenance. SDRMI, at Company expense, or the Company, with the consent of SDRMI, shall file, prosecute and maintain all patents and patent applications within the PATENT RIGHTS and, subject to the terms and conditions of this Agreement, Company shall be licensed thereunder. Title to all such patents and patent applications shall reside either in SDRMI or the Company, with the consent of SDRMI. SDRMI shall have full and complete control over all patent matters in connection therewith under the PATENT RIGHTS, provided however, that SDRMI shall (a) cause its patent counsel to timely copy Company on all official actions and written correspondence with any patent office, and (b) allow Company an opportunity to comment and advise SDRMI. SDRMI shall consider and reasonably incorporate all comments and advice. By concurrent written notification to SDRMI and its patent counsel at least thirty (30) days in advance (or later at SDRMI discretion) of any filing or response deadline, or fee due date, Company may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, including for any interference or opposition, provided that Company pays for all costs incurred up to SDRMI receipt of such notification. Failure to provide such notification can be considered by SDRMI to be Company authorization to proceed at Company expense. Upon such notification, SDRMI may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by Company, AFFILIATES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate.

4.2. Notification. Each party will notify the other promptly in writing when any infringement of the PATENTS RIGHTS in the LICENSED FIELD by another is uncovered or suspected.

4.3. Infringement. Company shall have the first right, but not the obligation, to enforce any patent within the PATENT RIGHTS against any infringement or alleged infringement thereof in the LICENSED FIELD, and shall at all times keep SDRMI informed as to the status thereof. Before Company commences an action with respect to any infringement of such patents, Company shall give careful consideration to the views of SDRMI and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, Company may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Paragraph 4.5. However, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of SDRMI, which consent shall not be unreasonably withheld unless such settlement amounts to a permitted sublicense hereunder. This right to sue for infringement shall not be used in an arbitrary or capricious manner. SDRMI shall reasonably cooperate in any such litigation (including, without limitation, joining such action as a party plaintiff if necessary or desirable for initiation or continuation of such action) at Company expense for SDRMI out-of-pocket expenses.

If Company elects not to enforce any patent within the PATENT RIGHTS, then it shall so notify SDRMI in writing within six (6) months of receiving notice that an infringement exists, and if such infringement is commercially material, SDRMI may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof. In such event, Company shall cooperate fully with SDRMI in connection with any such action.

4.4. Patent Invalidity Suit. If a declaratory judgment action is brought naming Company as a defendant and alleging invalidity of any of the PATENT RIGHTS, Company shall have the first right, but not the obligation, to assume responsibility for the defense of the action at its own expense. SDRMI shall cooperate fully with Company in connection with any such action. If Company does not elect to assume responsibility for the defense of such action, SDRMI shall have the right, but not the obligation, to assume responsibility for the defense of such action. In such event, Company shall cooperate fully with SDRMI in connection with any such action.

4.5. Recovery. In the event that either party exercises its rights conferred in this Article 4, any recovery shall first be applied to all out-of-pocket costs and expenses incurred by the parties in connection therewith (including, without limitation, attorneys fees). If such recovery is insufficient to cover all such costs and expenses of both parties, the controlling party costs shall be paid in full first before any of the other participating party costs. If after such reimbursement any funds shall remain from such recovery, the party controlling such suit under Sections 4.3 and 4.4 shall pay to the other participating party 20% of the remaining recovery.

ARTICLE 5

OBLIGATIONS OF THE PARTIES

5.1. Reports. Company shall provide to SDRMI the following written reports according to the following schedules.

(a) Until Company, an AFFILIATE or a SUBLICENSEE(S) has achieved a first commercial sale of a LICENSED PRODUCT, or received FDA market approval, Company shall provide annual Diligence Reports, due within thirty (30) days of the end of each calendar year following the EFFECTIVE DATE of this Agreement. These Diligence Reports shall describe Company, AFFILIATES or any SUBLICENSEE(S) technical efforts towards meeting its obligations under the terms of this Agreement.

(b) Company shall provide Annual Reports within thirty (30) days of the end of every December following the EFFECTIVE DATE of this Agreement. Annual Reports shall include:

(i) evidence of insurance as required under Paragraph 10.4, or, a statement of why such insurance is not currently required, and

(ii) identification of all AFFILIATES which have exercised rights pursuant to Paragraph 2.1, or, a statement that no AFFILIATE has exercised such rights, and

(iii) notice of all FDA approvals of any LICENSED PRODUCT(S) obtained by COMPANY, AFFILIATE or SUBLICENSEE, the patent(s) or patent application(s) licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service, or, in the alternative, a statement that no FDA approvals have been obtained.

5.2. Records. Company shall make and retain, for a period of three (3) years following the period of each report required by Section 5.1, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of sales and other information required in Paragraph 5.1. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. Company shall permit the inspection of such records, files and books of account by a certified, independent public accounting firm selected by SDRMI and reasonably acceptance to Company during regular business hours upon ten (10) business days written notice to Company. Such inspection shall not be made more than once each calendar year. All out-of-pocket costs of such inspection shall be paid by SDRMI, provided that if any such inspection shall reveal that an error has been made in the amount equal to $10,000 or more of such payment, such costs shall be borne by Company. As a condition to entering into any such agreement, Company shall include in any agreement with its AFFILIATES or its SUBLICENSEE(S) which permits such party to make, use, sell or import the LICENSED PRODUCT(S), a provision requiring such party to retain records of sales of LICENSED PRODUCT(S) and other information as required in Section 5.1 and permit SDRMI to inspect such records as required by this Section.

5.3. Efforts. Company shall exercise commercially reasonable efforts, or cause COMPANY and/or one or more of its AFFILIATES or SUBLICENSEES of COMPANY to use commercially reasonable efforts, to develop and to introduce the LICENSED PRODUCT(S) into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, Company or its AFFILIATES or SUBLICENSEES shall endeavor to keep LICENSED PRODUCT(S) reasonably available to the public.

5.4. Other Products. If Company is unable or unwilling to serve or develop a potential LICENSED PRODUCT or a market or a market territory for which there is an organization willing to be a sublicensee, Company will, at SDRMI request, attempt to negotiate in good faith a sublicense with any such sublicensee.

5.5. Patent Acknowledgement. Company agrees that all packaging containing individual LICENSED PRODUCT(S) sold by Company, AFFILIATES and SUBLICENSEE(S) of Company will be marked with the number of the applicable patent(s) licensed hereunder in accordance with each country patent laws.

ARTICLE 6

REPRESENTATIONS

6.1. Duties of the Parties. SDRMI is not a commercial organization. It is an institute of research. Therefore, SDRMI has no ability to evaluate the commercial potential of any PATENT RIGHTS or LICENSED PRODUCT or other license or rights granted in this Agreement. It is therefore incumbent upon Company to evaluate the rights and products in question, to examine the materials and information provided by SDRMI, and to determine for itself the validity of any PATENT RIGHTS, its freedom to operate, and the value of any LICENSED PRODUCTS or other rights granted. This Agreement constitutes the legal, valid and binding obligation of each party, enforceable against each party in accordance with its terms.

6.2. Representations by SDRMI. SDRMI represents and warrants that to the best knowledge of the SDRMI Technology Transfer Office and the inventors listed on Appendix A as of the EFFECTIVE DATE, it has good and marketable and sole and exclusive title in the inventions claimed under PATENT RIGHTS, additionally, SDRMI represents and warrants that to the best knowledge of the SDRMI Technology Transfer Office (i) it has the power and authority to grant the licenses provided for herein to Company; and (ii) this Agreement does not conflict with, cause a breach or default under, or violate any existing contractual obligation to any third party. SDRMI does not warrant the validity of any patents or that practice under such patents shall be free of infringement.

ARTICLE 7

INDEMNIFICATION

7.1. Indemnification. SDRMI and the Inventors will have no legal liability exposure to third parties if SDRMI does not license the LICENSED PRODUCT(S), and any royalties SDRMI and the Inventors may receive is not adequate compensation for such legal liability exposure. Therefore, SDRMI requires Company to protect SDRMI and Inventors from such exposure to the same manner and extent to which insurance, if available, would protect SDRMI and Inventors. Furthermore, SDRMI and the Inventors will not, under the provisions of this Agreement or otherwise, have control over the manner in which Company or its AFFILIATES or its SUBLICENSEE(S) or those operating for its account or third parties who purchase LICENSED PRODUCT(S) from any of the foregoing entities, develop, manufacture, market or practice the inventions of LICENSED PRODUCT(S). Therefore, Company, AFFILIATE and SUBLICENSEE shall indemnify, defend with counsel reasonably acceptable to SDRMI, and hold SDRMI and Inventors of PATENT RIGHTS harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of the practice of said inventions by any of the foregoing indemnifying entities, whether or not SDRMI or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not SDRMI or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Practice of the inventions covered by LICENSED PRODUCT(S) by an AFFILIATE or an agent or a SUBLICENSEE(S) or a third party on behalf of or for the account of Company or by a third party who purchases LICENSED PRODUCT(S) from Company, shall be considered Company practice of said inventions for purposes of this Section. The obligation of Company to defend and indemnify as set out in this Section shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATE or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

ARTICLE 8

CONFIDENTIALITY

8.1. Confidentiality. If necessary, the parties will exchange information, which they consider to be confidential. The recipient of such information agrees to accept the disclosure of said information which is marked as confidential at the time it is sent or disclosed to the recipient, or would reasonably be expected to be confidential information, and to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by the recipient to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees or consultants of the recipient (or in the case of COMPANY as recipient AFFILIATES or actual or prospective SUBLICENSEE(S), investors, acquirers, lenders or advisors) who have a need to know the information and who have entered into a secrecy agreement with the recipient under which such employees or others are required to maintain confidential the proprietary information of the recipient and such employees and others shall be advised by the recipient of the confidential nature of the information and that the information shall be treated accordingly.

The obligations of this Paragraph 8.1 shall also apply to AFFILIATES and/or SUBLICENSEE(S) provided such information by Company. SDRMI, Company AFFILIATES, and SUBLICENSEES obligations under this Section 8.1 shall extend until three (3) years after the expiration or termination of this Agreement.

8.2. Exceptions. The recipient obligations under Section 8.1 shall not extend to any part of the confidential information:

(i) that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or

(ii) that can be demonstrated, from written records to have been in the recipient possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or

a.             that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the recipient; or

b.            that is demonstrated from written records to have been developed by or for the receiving party without reference to confidential information disclosed by the disclosing party; or

c.             that is required to be disclosed by law, government regulation or court order.

8.3. Right to Publish. SDRMI may publish manuscripts, abstracts or the like describing the PATENT RIGHTS and inventions contained therein provided confidential information of Company as defined in Section 8.1, is not included or without first obtaining approval from Company to include such confidential information. Otherwise, SDRMI and the Inventors shall be free to publish manuscripts and abstracts or the like directed to the work done at SDRMI related to the licensed technology without prior approval.

ARTICLE 9

TERM & TERMINATION

9.1. Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country worldwide, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country.

9.2. Termination By Either Party. This Agreement may be terminated by either party, in the event that the other party (a) files or has filed against it a petition under the Bankruptcy Act, makes an assignment for the benefit of creditors, has a receiver appointed for it or a substantial part of its assets, or otherwise takes advantage of any statute or law designed for relief of debtors or (b) fails to perform or otherwise breaches any of its material obligations hereunder, if, following the giving of notice by the terminating party of its intent to terminate and stating the grounds therefor, the party receiving such notice shall not have cured the failure or breach within ninety (90) days. In no event, however, shall such notice or intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

9.3. Termination by Company. Company may terminate this Agreement and the license granted herein, for any reason, upon giving SDRMI ninety (90) days written notice.

9.4. Obligations and Duties upon Termination. If this Agreement is terminated, both parties shall be released from all obligations and duties imposed or assumed hereunder to the extent so terminated, except as expressly provided to the contrary in this Agreement. Upon termination, both parties shall cease any further use of the confidential information disclosed to the receiving party by the other party. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make any payments for which it is liable prior to or upon such termination. Termination shall not affect SDRMI right to recover unpaid royalties, fees, reimbursement for patent expenses, or other forms of financial compensation incurred prior to termination. Upon termination Company shall submit a final Royalty Report to SDRMI and any royalty payments, fees, unreimbursed patent expenses and other financial compensation due SDRMI shall become payable sixty (60) days after the date of termination. Furthermore, upon termination of this Agreement, all rights in and to the licensed technology granted by SDRMI shall revert immediately to SDRMI at no cost to SDRMI. Upon termination of this Agreement, any SUBLICENSEE(S) shall become a direct licensee of SDRMI, provided that SDRMI obligations to SUBLICENSEE(S) are no greater than SDRMI obligations to Company under this Agreement. Company shall provide written notice of such termination of this Agreement to each SUBLICENSEE(S) with a copy of such notice provided to SDRMI.

ARTICLE 10

MISCELLANEOUS

10.1. Use of Name. Company, AFFILIATES and SUBLICENSEE(S) shall not use the name of San Diego Regenerative Medicine Institute or any contraction thereof or the name of Inventors in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of SDRMI. SDRMI shall not use the name of Company, AFFILIATES or SUBLICENSEE(S), or any of their respective directors, officers, employees or agents, in any advertising, promotional, sales literature or fundraising documents with the prior written consent from an authorized representative of Company. The party or third party wishing to make sure disclosure shall allow at least seven (7) business days notice of any proposed public disclosure for the other party review and comment or to provide written consent.

10.2. No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

10.3. Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

10.4. Product Liability. Prior to initial human testing or first commercial sale of any LICENSED PRODUCT(S) as the case may be in any particular country, Company shall establish and maintain for a reasonable time period thereafter, in each country in which Company, an AFFILIATE or SUBLICENSEE(S) shall test or sell LICENSED PRODUCT(S), product liability or other appropriate insurance coverage and will annually present evidence to SDRMI that such coverage is being maintained. Upon SDRMI request, Company will furnish SDRMI with a Certificate of Insurance of each product liability insurance policy obtained. SDRMI shall be listed as an additional insured in Company said insurance policies. If such Product Liability insurance is underwritten on a claims made basis, Company agrees that any change in underwriters during the term of this Agreement will require the purchase of prior acts coverage to ensure that coverage will be continuous throughout the term of this Agreement.

10.5. Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of California applicable to contracts solely executed and wholly to be performed within the State of California without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement shall be brought in the state or federal courts of California.

10.6. Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both SDRMI and Company covenant and agree that each will in all material respects comply with applicable Federal, state and local laws and statutes, as may be in effect at the time of performance and applicable valid rules, regulations and orders thereof regulating such activities.

10.7. Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party, except that either party shall be free to assign this Agreement in connection with any merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates without the consent of the other party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

10.8. No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

10.9. Entire Agreement; Amendment. Company and SDRMI acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

10.10. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party shall be cumulative and not alternative.

10.11. No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

San Diego Regenerative Medicine Institute	Xcelthera, INC
/s/ /Dennis A Moore/	/s/ /Xuejun H Parsons/
Name: Dennis A. Moore	Name: Xuejun H Parsons, PhD
Title: CEO	Title: CEO and President
Date: 05/15/2013	Date: 05/15/2013

Appendix A

Patent Rights

Patent Families #1:

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Patent Families #2:

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Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions under the rule 406 of the securities act of 1933.